Morgan Stanley blackout period and transition to Fidelity

On Oct. 3, U.S. Bank will transition stock plan administrative services from Morgan Stanley to Fidelity Stock Plan Services (Fidelity).

What is being transferred to Fidelity?
U.S. Bancorp equity that is either unvested restricted stock awards, or outstanding stock options that are unvested or vested and unexercised, will transition to Fidelity. Any vested restricted stock awards that are in your Morgan Stanley account at the time of transition will remain there. You may choose to sell those shares or transfer the shares to another broker.

Activating and accessing your Fidelity Account®
Katie Hohnecker will be your Executive Services Officer and your primary point of contact at Fidelity. Prior to the transition, we will arrange a time for Katie to work with you to complete all paperwork that is required as an executive officer.

Blackout period for stock options
For Fidelity to complete the account migration process, there will be a blackout period during which no stock option exercises will be permitted. The blackout period will begin before market open on Monday, Sept. 26 and will end after market close on Friday, Sept. 30. (This is informational only, as the window period for trading is not open during this time.)

Morgan Stanley StockPlan Connect account access
You may continue to access your Morgan Stanley StockPlan Connect account history online through April 30, 2017, although no unvested restricted shares or stock options will be held in that account. Beginning May 1, 2017, you must call Morgan Stanley to request account information. Information about previous transactions, such as stock option exercises or restricted stock vesting, will not migrate to the Fidelity system. You are responsible for saving any historical information from your online account if you think you will need it after April 30, 2017. As a courtesy, we will provide you with an account statement as of the conversion date.

You do not need to take any action at this time. We’ll continue to share communications related to the transition over the next several weeks. If you have questions, please contact Karen Bulman or Jane Ludwig.

Thank you,

U.S. Bank Equity Administration team